Exhibit 10(h)


March 23, 2000


Richard K. Laird
Relm Wireless Corporation
7505 Technology Drive
West Melbourne, FL 32904

Dear Richard:

This letter will confirm the mutual intent of RELM Wireless Corp ("RELM") and Simmonds Capital Limited ("SCL") regarding the matters set forth herein. This letter supersedes all prior agreements and understandings, whether written or oral, between the parties hereto.

1. Advisory Services The parties hereto acknowledge that for the period commencing on December 14, 1999 and ending on March 31, 2000, SCL has provided strategic consulting and advisory services to RELM in connection with RELM's analysis and pursuit of opportunities to expand its land mobile radio business.

         a. Consulting Fees. As compensation for such services, subject to RELM stockholder approval, RELM agrees to issue to SCL

         i. 50,000 shares of common stock, $.60 par value per share, of RELM (the "Common Stock"); and

         ii. warrants to purchase 300,000 shares of Common Stock, which warrants shall be issued in three installments, the first of such installments to be issued as soon as practicable after the receipt by RELM of stockholder approval of the warrant issuance, and the second and third of such installments to be issued on first and second monthly anniversaries of the issuance date of the first installment. The warrants shall have a three year term and an exercise price of $3.25 per share and shall otherwise have terms which are mutually agreeable to RELM and SCL; and

         b. Consulting Expenses. RELM also agrees to reimburse SCL for expenses incurred in connection with these advisory services in an amount not to exceed $25,000 payable upon submission of valid receipts.

2. Uniden Asset Acquisition. The parties hereto acknowledge that SCL negotiated the letter agreement with Uniden America Corporation for the purchase of the Uniden PRC division, and SCL paid to Uniden a deposit on the purchase of the assets in the amount of $500,000, which deposit was credited towards the purchase price of the assets.

         a. Reimbursement of Deposit. SCL will be reimbursed for such deposit by RELM as follows




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Richard K. Laird
March 23, 2000
Page 2





         i. $300,000 in cash to be paid by RELM upon closing of Uniden Asset Purchase.

         ii. $200,000 in the form of $200,000 aggregate principal amount of 8% Convertible Subordinated Notes due December 31, 2004 which were issued to SCL on March 16, 2000.

         b. Reimbursement of Expenses. RELM will reimburse SCL for $300,000 of expenses incurred by SCL in connection with the negotiation of (and related due diligence regarding) the Uniden letter agreement as follows:

         i. $137,500 in cash to be paid by RELM by March 31, 2000.

         ii. subject to stockholder approval, 50,000 shares of Common Stock.

         c. Finder's Fee. Subject to stockholder approval, RELM will issue 100,000 shares of Common Stock to SCL as a finder's fee in connection with the Uniden acquisition.

3. Midland International Assets. The parties hereto agree that they will negotiate definitive agreements pursuant to which RELM will agree to purchase all of Midland tooling, inventory and intellectual property rights owned by SCL in exchange for 300,000 shares of Common Stock. The parties acknowledge that the consummation of this transaction is subject to (i) negotiation and execution of definitive agreements and (ii) stockholder approval. In connection with this acquisition, SCL will agree to provide assistance to RELM in the development of an OEM manufacturing relationship with Hitachi Denshi for the production of land mobile radio products.

4. Canadian Distribution Rights. The parties hereto agree that they will negotiate an agreement with mutually agreeable terms whereby SCL or its designee will act as the Canadian distributor for RELM land mobile radio products. SCL to receive $100,000 of Uniden product at RELM's cost.

5. Stockholder Approval. SCL expressly acknowledges and agrees that all grants of Common Stock and warrants provided for in this letter are conditioned upon RELM's obtaining prior approval of the stockholders of RELM of such grants. RELM agrees that it shall seek stockholder approval as soon as practicable, but in no event sooner than RELM's 2000 Annual Meeting of Stockholders. Any common stock not approved by stockholders, with respect to sections 1,2, and 5 will be paid in cash equivalent.

The parties hereto acknowledge and agree that the provision of Section 1, 2 and 5 shall be binding agreements of the parties hereto, and that the provisions of
Section 3 and 4 are non-binding provisions which reflect the intentions of the parties and are subject to the execution by the parties of definitive agreements.



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Richard K. Laird
March 23, 2000
Page 3





Sincerely,


Simmonds Capital Limited

_______________________________

By:____________________________

Its:___________________________

Acknowledged and agreed on this
__ day of March, 2000

Relm Wireless Corporation

_______________________________

By:____________________________

Its:___________________________